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                                                                  Exhibit 10.4.1

                                PROMISSORY NOTE

For value received, TRAVELERS PROPERTY CASUALTY CORP., a Connecticut corporation (the "Borrower"), promises to pay the principal amount of $1,200,101,374.66 (One Billion Two Hundred Million One Hundred One Thousand Three Hundred Seventy Four Dollars and Sixty Six Cents) to CITICORP on April 30, 2005 ("Maturity"). Interest shall accrue from the date hereof on the aggregate principal amount outstanding hereunder on a daily basis at the sum of (a) the CP Rate from time to time in effect and (b) 0.1% per annum. Interest shall be computed on the basis of a year of 360 days and actual days elapsed in an Accrual Period.

On each Accrual End Date the Borrower, at its option, shall either (a) pay current accrued interest to Citicorp for the preceding Accrual Period or (b) by notice to Citicorp, elect to add the amount of such current accrued interest to the principal amount hereof, whereupon such added amount shall be for all purposes treated as principal hereunder on such Accrual End Date and shall accrue interest on the amount thereof for all future Accrual Periods; provided that at Maturity, the aggregate unpaid principal amount of all advances hereunder and all current accrued interest thereon shall be due and payable in full. Interest payable for the first Accrual Period under this Note shall equal the sum of interest accrued but unpaid on the 2000 Note (as defined below) plus interest accrued hereon at the rate set forth above from the date of this Note to the first Accrual End Date.

Both principal and interest are payable in lawful money of the United States of America in same day funds. All accrued interest added to the principal amount hereof, and all payments made on account of the principal amount hereof and interest hereon, shall be recorded by Citicorp and endorsed on Schedule I attached hereto and made a part hereof, but Citicorp's failure to record any such added interest or payment shall not affect the Borrower's obligation to pay principal and interest on this Note as agreed.

The principal amount of this Note may be prepaid in whole or in part without penalty at any time. The Borrower shall give Citicorp five business days' prior notice of any prepayment (in whole or in part) of the principal amount hereof.

As used herein, the following terms shall have the following meanings:

     "Accrual End Date" shall mean the 7th day of each month.

     "Accrual Period" shall mean, for each Accrual End Date, the period beginning with and including the Accrual End Date in the month preceding the month in which such Accrual End Date occurs (or, in the case of the first Accrual Period, the date hereof) and ending on but not including such Accrual End Date.

     "CP Rate" shall mean, for each Accrual Period, the Money Market Yield of the rate quoted on a discount basis by the Direct Issuer Commercial Paper Desk in Baltimore, Maryland, at 9:00 a.m., New York City time, on the business day corresponding to the first day of such Accrual Period (the "Determination Date"), for commercial paper having a maturity of one month. In the event such rate is not being so quoted on such Determination Date, the CP Rate shall be the yield posted by the Federal Reserve Board in the Federal Reserve's Statistical Release (H.15 Daily Update) for commercial paper having a maturity of one

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     month for financial companies. If such rate is not so published, the CP
     Rate shall be the CP Rate determined on the preceding Determination Date or such other rate as may be mutually agreed upon by the Borrower and Citicorp.

     "Money Market Yield" is a yield, expressed as a percentage, calculated as follows:
          Money Market Yield = (D x 360/(360-(DxM)) x 100,



          where "D" is the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" is the number of days in the Accrual Period for which the CP Rate is being calculated, assuming a 360-day year comprised of twelve 30-day months.

If a payment of principal or interest on this Note would be due on a Saturday, a Sunday or a day on which banks in New York are authorized or required to close (any other day being a business day), the payment shall instead be due on the next succeeding business day, and the extension of time shall be included in the computation of interest on the unpaid principal amount of this Note.

All amounts paid by the Borrower hereunder shall be made to such account or accounts as may be specified from time to time by Citicorp.

All notices hereunder shall be given (a) if to Citicorp, to its Treasury Department, 153 East 53rd Street, 6th Floor, New York, New York 10043; tel.
(212) 793-8090, fax (212) 793-8098 and (b) if to Borrower, to its Treasury Department, Hartford, Connecticut; tel. (860) 277-2198, fax (860) 277-5873.

This Note supersedes and replaces the Promissory Note dated as of April 24, 2000 issued by the Borrower to Citicorp (the "2000 Note"). The outstanding principal amount of this Note on the date hereof equals the outstanding principal amount of the 2000 Note on the date hereof. Any payment of principal or interest by the Borrower under the 2000 Note shall be deemed a payment of principal or interest, respectively, under this Note.

This Note, and any or all of the rights and obligations appertaining thereto, may be assigned by Citicorp to any of its affiliates without the prior consent of the Borrower. This Note shall be governed by and construed in accordance with the laws of the State of New York.

Dated as of February 7, 2002                 TRAVELERS PROPERTY CASUALTY CORP.


                                             By:    /s/ Jay S. Benet
                                                ----------------------------
                                                Name: Jay S. Benet
                                                Title: Chief Financial Officer


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                                   SCHEDULE I
                                       TO
                                PROMISSORY NOTE
                          Dated as of February 7, 2002

                                                   Interest           Aggregate
               Amount of         Interest          Added to          Outstanding
Date          Prepayment           Paid           Principal             Amount


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